EXHIBIT A

To Operation and Maintenance Agreement

Steam and Chilled Water Quality Standards

I.  Steam

Steam delivered hereunder shall have the quality and characteristics contained in the following table.

Steam Quality and Characteristics
Pressure	175 to 185 180 to 185	PSIG (Heating Season) PSIG (Cooling Season)
Temperature	* 379	Saturated Temperature of steam at 175 PSIG plus 1 to 10 degrees of superheat
Solids (TDS)	* 1	Parts per million
Sodium (Na)	* 30	Parts per billion
Silica (SiO2)	* 30	Parts per billion
Chlorides	* 10	Parts per billion

II. Steam Condensate Return

The Steam Condensate returned hereunder should have the quality and characteristics contained in the following table.

Steam Condensate Return Quality and Characteristics
Temperature	90 to 180	Degrees Fahrenheit
Conductivity	* 25	Micromhos/cm

III.  Chilled Water

Chilled Water delivered hereunder should have the quality and characteristics contained in Article IV of this Agreement.

IV.  Chilled Water Return

The Chilled Water returned hereunder should have the quality and characteristics contained in the following table.

Chilled Water Return Quality and Characteristics
Temperature	45-60	Degrees Fahrenheit

EXHIBIT B

To Operation and Maintenance Agreement

Steam Fixed O&M Costs

“Steam Fixed O&M Costs” means all operating expenses and maintenance costs incurred by Operator that do not vary with the quantity of the Steam delivered.  The Steam Fixed O&M Costs shall include the following:

*

Insurance costs (at actual cost for general liability and workmen’s compensation insurance maintained by Operator in accordance with Section 9.1)

*

Steam Fixed Operating Costs, including:

o

Salaries and wages, including employee benefits, of operations staff, maintenance staff, and contracted for and loaned employees

o

Administrative and general

o

Operations

o

Maintenance

*

Steam Operating Fund Deposits for:

o

Working capital

o

Maintenance contingency

o

Major Maintenance

o

Equipment replacement

Monthly Insurance Costs	Actual Cost
Estimated Monthly Steam Insurance Cost	$4,375 (est.)

Annual Steam Fixed Operating Costs	Annual Cost
Salary, Wages & Training	$ 234,537
Administrative and General	$ 34,114
Building Maintenance, Utilities and Supplies	$12,345

Total annual Steam Fixed Operating Costs	$280,996

Annual Steam Operating Fund Deposits	Annual Deposit
Working capital	-
Maintenance contingency	-
Major Maintenance	-
Equipment replacement	-
Total annual Steam Operating Fund Deposits	-

The University may elect to fund some or all of the Steam Operating Fund Deposits, as set forth above, through general obligation bonds, but reserves the right to establish and fund Major Maintenance and/or equipment replacement deposit(s) through the Steam Fixed O&M Costs through an action of the Operating Committee.

The monthly payment for Steam Fixed O&M Costs (“Monthly S.F O&M”) shall be equal to 1/12 of the annual Steam Fixed Operating Costs, plus 1/12 of any annual Steam Operating Fund Deposits, plus the actual monthly insurance costs, calculated as follows:

Monthly S.F O&M  =   (S.FOC + S.OFD) / 12 + S.MIC

Where -

“S.FOC”  = $280,996 (annual Steam Fixed Operating Costs from the table above) * cumulative change in the Consumer Price Index (CPI) from January 1, 2005 through the January 1 immediately preceding any date of determination

“S.OFD” = total annual Steam Operating Funds Deposits (as set forth in the table above)

“S.MIC” = the actual monthly Steam insurance costs

Steam Variable O&M Costs

“Steam Variable O&M Costs” means the variable operating expenses incurred by the Operator for production and delivery of steam.  Steam Variable O&M Costs shall only include:

*

Thermal Asset Water Makeup Costs (less Steam Lost Condensate Makeup Cost, as determined in accordance with Schedule S-4 and less Steam Turbine Condensing Cooling Tower Make up Water Costs)

*

Thermal Asset Water Disposal Costs

*

SO2 and any other emission allowances, as required by applicable Law

*

Ammonia costs

*

Thermal Asset Consumables Costs

*

Cost of Thermal Asset Accessories

*

Cost of steam supplied by the University  (in accordance with Section 5.4)

The monthly payment for Steam Variable O&M Costs (“SV O&M”) shall be determined in accordance with the following formula:

SV O&M = Total Thermal Asset Variable Costs * (Delivered Steam MMBTU / (Delivered Steam MMBTU + Delivered Electric MMBTU))

Where -

“Total Thermal Asset Variable Costs” = The sum of the following actual costs for the month:  (1) Thermal Asset Water Make up Costs, plus (2) Thermal Asset Water Disposal Costs, plus  (3) Emission Allowances Costs, plus (4) ammonia costs, plus (5) Thermal Asset Consumables Costs, plus (6) Cost of Thermal Asset Accessories, plus (7) Actual amount paid to University for cost of Steam supplied by the University pursuant to Section 5.4

“Delivered Steam MMBTU” = the number of MMBTU of Steam delivered to the University during the month in accordance with the terms of the Agreement, as metered at the steam meter

“Delivered Electric MMBTU” = the Delivered Electricity for the month, * 3,414 / 1,000,000

“Thermal Asset Water Makeup Costs” = shall include all of the water treatment expenses and the water commodity costs incurred by the Operator during the month for the production and delivery of Steam and Electricity, minus Steam Lost Condensate Makeup Costs (as determined in accordance with Schedule S-4), and minus the Steam Turbine Condensing Cooling Tower Make up Water Costs

“Thermal Asset Water Disposal Costs” = the total water disposal costs incurred by the Operator during the month, minus Chilled Water Cooling Tower Blow-down Costs (as determined in accordance with Schedule CW-2D)

“Thermal Asset Consumables Costs” = the cost of Consumables purchased by the Operator during the month for the production and delivery of Steam and Electricity, minus any cost of Consumables included in Thermal Asset Water Make up Costs

“Cost of Thermal Asset Accessories” = the cost of any Accessories purchased by the Operator during the month for the production and delivery of Steam and Electricity

“Steam Turbine Condenser Cooling Tower Make up Water Costs (“ST.MC”)” = the steam turbine cooling tower’s proportionate share of actual make up water commodity costs, as determined in accordance with the following formula:

ST.MC = MW * WCC

Where:

MW  =

metered water, expressed in gallons, which is the amount of water added to the steam turbine cooling tower water system as measured by the steam turbine condenser cooling tower water system meter

WCC =

the commodity cost of water, expressed in $/gal

“Electric Delivery Points” = shall mean the high voltage side the step-up transformers for each generator at the Facility

“Electricity”= any electricity generated at the Facility

“Delivered Electricity” = shall be the total of the Electricity delivered to MGE at the Electric Delivery Points plus the Electricity delivered to the Chilled Water (as measured in Kwh)

“Emission Allowance Costs” = the cost of any SO2 and other emission allowances purchased by the Operator during the month for the benefit of the Facility to the extent required by applicable Law

Steam Fuel Costs

The monthly payment for steam fuel costs incurred by the Operator for the production and delivery of Steam during the month (“TFC”), shall be the sum of the hourly calculations for each hour of the month of steam fuel costs, plus the sum of the daily calculations for each G.Day of the month of steam fuel costs, all as determined by the formula set forth below:

           n

    TFC =  * { [(AMH * BM) + (AFH * BF) + (ADH * BD)] * (1-DBH) } +

                         H=1

  q

*  [Ci + Di + (Ei * Fi) + Gi]

i =1

Where:

n = the number of hours in the month

H = any hour in a month

q = the number of G.Days in the month

i = any G.Day in a month

AMH =

University Therms for hour H in G.Day allocated to first of the month gas supply, determined as follows:

AMH = (ATH - ADH)  *  (AMM / (AFM+AMM))

AFH = University Therms for hour H in G.Day allocated to fixed priced gas supply, determined as follows:

AFH = (ATH  - ADH) * (AFM / (AFM + AMM))

ADH = University Therms hour for H in G.Day allocated to daily priced gas supply, determined as follows:

ADH = ATH (ADi  / ATi)

AMH, AFH and ADH are gas therms used to generate the steam delivered for hour H, determined based on total actual therm usage attributed to University Steam usage and by pricing method for the month.

ATi and ADi are gas therms used to generate the steam delivered for that G.Day, based on total actual therm usage attributed to University Steam usage and by pricing method for the month.

ATM, AFM,AMM are gas therms used to generate the Steam delivered for that month, based on total actual therm usage attributed to University Steam usage and by pricing method for the month.

The hourly amounts of gas supply by pricing method (i.e., AMH, AFH and ADH) for each G.Day will be based on the daily allocation of supply by pricing method for that day as calculated above.

Where:

“University Therm” means a gas therm used for the production of Steam

ATH = Total hourly steam therms calculated as set forth below

ATH = GSHIH * (10 therms / MMBTU)

Where:

GSHIH = Gas Steam Heat Input, in MMBTU, for hour H in G.Day, calculated as follows:

GSHIH = TSHIH * PGHIH / PTHIH

Where:

TSHIH = Total Hourly Steam Heat Input, in MMBTU, for hour H, the fuel requirements for production of delivered Steam reflecting relative enthalpies of Steam, condensate, condensate replacement and thermal efficiency of Steam production, calculated as follows:

TSHIH = (ESH - ECH)  / TE

Where:

ESH    =

the energy of the Steam delivered expressed in MMBTU and measured at the Steam meter for hour H

ECH    =

the energy of the Condensate expressed in MMBTU and measured by the condensate meter for hour H

TE     =

78%, the thermal efficiency constant for steam production

PGHIH =

Facility Gas Heat Input (MMBTU), as metered for hour H at the Facility fuel gas meters

PTHIH =

Facility Total Heat Input (MMBTU) for hour H, calculated as follows:

PTHIH = PGHIH + POHIH

POHIH  =

Facility Oil Heat Input (MMBTU) for hour H, calculated as follows:

POHIH = POGH * Average fuel oil heating value in BTU’s/gallon / 1,000,000

Where:

POGH = Total Facility gallons of petroleum distillate, as metered by combustion turbine petroleum distillate meters for hour H

BM =

is the applicable natural gas service charge for first-of-the-month supply as determined in MGE’s retail gas tariff for gas supply/acquisition costs for such month for first of the month gas supply

BF =

is the applicable natural gas service charge for fixed gas supply purchased by Operator on behalf of the University

BD =

is the applicable natural gas service charge for daily priced gas supply purchased by Operator on behalf of the University

“G.Day” shall mean the applicable gas day for the Facility, as defined under the applicable MGE’s retail gas tariff

“DBH” is the dispatch benefit for hour H and is a percentage to be determined by the Operator on an hourly basis, for the term of the Agreement, as follows:

For Steam deliveries for hour H, the DBH will be  -

If equal to, or greater than 50 MLB, but less than 100 MLB, DBH = 10%

If equal to, or greater than 100 MLB, DBH = 15%

The University shall be individually responsible for a pro-rata allocation of all applicable penalties and other gas charges (as more particularly set forth below in connection with “C”) based upon the variance between its actual Steam consumption to its applicable nomination of Steam in accordance with Exhibit D.

Ci =

imbalance costs and penalties for G.Day resulting from deviations from the scheduled nominations to actual usage, where C is the sum of:

C1 = Cash-outs

C2 = Daily gas imbalance charges

C3 = Gas interruption penalties

C4 = Daily gas sales costs

C5 = Electric uneconomic dispatch; resulting from deviations from the University’s scheduled Steam nominations to actual usage

C6 = Electric provider, governing body, or regulatory body penalties (i.e. ATC, MISO)

Di =

the allocated portion of the customer charge, the administrative charge, the telemetering charge, plus firm transportation demand cost for G.Day; the foregoing costs will be allocated between Steam and electric based on the respective therm usage within each G.Dayi, but in the event there is no Steam usage, the University shall pay 25% of the total of these costs

Ei =

gallons of fuel oil consumed to generate the Steam delivered for G.Day, as determined by the following formula:

                                 24

Ei = *  SOGH  * (1 - DBH)

                                             H=1

Where:

POGH = Total Facility gallons of petroleum distillate, as metered by combustion turbine petroleum distillate meters for hour H

SOGH = gallons of petroleum distillate allocated to Steam for hour H, calculated as follows:

SOGH = POGH * (TSHIH / PTHIH)

Fi =

average cost per gallon of fuel oil consumed for G.Day, including, but not limited to fuel oil commodity, transportation, variable storage, and other such costs as are incurred to provide fuel oil to the WCCF

Gi =

Total Facility plant startup gas for G.Dayi * BM *  .25 (only applicable during the Heating Season)

Steam Lost Condensate Make up Costs

“Steam Lost Condensate Make up Costs” means all of the water treatment expenses and commodity purchase of water incurred by the Operator during the month to replace the Condensate not returned by the University. The monthly payment for Steam Lost Condensate Make up Costs (“S.CMC”) shall be determined in accordance with the following formula:

S.CMC = (LC * (S.WCC + S.WTC)) + S.CCTC

Where:

“LC” = the amount of Steam not returned as Condensate to the Facility during the billing month (lost condensate), calculated as follows:

LC = DS - CR

Where

           “DS” =

Steam delivered to the University in accordance with the terms of this Agreement, expressed in MLB and measured at the steam meter

“CR” =

Condensate delivered to the Facility in accordance with the terms of this Agreement, expressed in MLB and measured at the Condensate meter

If LC is zero or less than zero, then the Steam Lost Condensate Make up Costs shall equal zero

“S.WCC” =

the commodity cost of purchased water, expressed in $/MLB

“S.WTC” =

the cost of treating the water for the production of Steam (including the cost of electricity based on the electric deionizer usage and Consumables utilized in treating the water), expressed in $/MLB

“S.CCTC” = water treatment costs (including associated water disposal costs) for Condensate.

Exhibit C

To Operation and Maintenance Agreement

CW-1

Chilled Water Fixed O&M Costs

“Chilled Water Fixed O&M Costs” means all operating expenses and maintenance costs incurred by Operator to produce the Chilled Water delivered that do not vary with the quantity of production.  The Chilled Water Fixed O&M Costs shall include the following:

Insurance costs (actual costs for general liability and workmen’s compensation insurance maintained by Operator in accordance with Section 9.1)

Chilled Water Fixed Operating Costs, including:

Salaries and wages, including employee benefits, of operations staff, maintenance staff, and contracted for and loaned employees

Administrative and general

Operations

Maintenance

Operating Fund Deposits for:

Working capital

Maintenance contingency

Major Maintenance

Equipment replacement

Insurance	Actual Cost
Estimated Monthly Chilled Water Insurance Costs	$ 5,500 (est.)

Annual Chilled Water Fixed Operating Costs	Annual Cost
Salary, wages and training	$ 300,180
Administrative and general	$ 43,663
Building maintenance ,utilities and supplies	$11,680

Total annual Chilled Water Fixed Operating Costs	$ 355,523

Annual Chilled Water Operating Fund Deposits -	Annual Deposit
Working capital	-
Maintenance contingency	-
Major Maintenance	-
Equipment replacement	-
Total annual Chilled Water Operating Fund Deposits	-

The University may elect to fund some or all of the Chilled Water Operating Fund Deposits, as set forth above, through general obligation bonds, but reserves the right to establish and fund Major Maintenance and/or equipment replacement deposit(s) through the Fixed Chilled Water O&M Costs through an action of the Operating Committee.

The monthly payment for Chilled Water Fixed O&M Costs (“CW.F O&M”) shall be equal to 1/12 of the annual Chilled Water Fixed Operating Costs, plus 1/12 of the annual Chilled Water Operating Fund Deposits, plus the actual monthly insurance costs, calculated as follows:

CW.F O&M  =   (CW.FOC + CW.OFD) / 12 + CW.MIC

Where -

CW.FOC  = ($355,523 (annual Chilled Water Fixed Operating Costs from table above) * cumulative change in the Consumer Price Index (CPI)) from January 1, 2005 through the January 1 immediately preceding any date of determination

CW.OFD = Total Chilled Water Operating Fund Deposits (as set forth in the table above or as determined by an action of the Operating Committee)

CW.MIC = the actual monthly Chilled Water insurance costs

CW-2

Chilled Water Variable O&M Costs

“Chilled Water Variable O&M Costs” means the variable operating expenses incurred by the Operator for the production and delivery of Chilled Water.  Chilled Water Variable O&M Costs shall only include:

Chilled Water Station Service Costs, as determined in CW-2A

Chilled Water Make up Costs, as determined in CW-2B

Cooling Tower Makeup Water Costs, as determined in CW-2C

Chilled Water Cooling Tower Blow-down Costs, as determined in CW-2D

Chilled Water Consumables Costs

Cost of Chilled Water Accessories

The monthly payment for Chilled Water Variable O&M Costs (“CW.V O&M”) shall be determined in accordance with the following formula:

CW.V O&M  = Total Chilled Water Variable Costs

Where -

“Total Chilled Water Variable Costs” = The sum of the following actual costs for the month:  (1) Chilled Water Make up Costs (as determined on Schedule CW-2B), plus (2) Chilled Water Cooling Tower Make up Costs (as determined on Schedule CW-2C), plus (3) Chilled Water Cooling Tower Blow-down Costs (as determined on Schedule CW-2D), plus (4) Chilled Water Consumables Costs, plus (5) Cost of Chilled Water Accessories

“Chilled Water Consumables Costs” = the cost of Consumables purchased by the Operator during the month for the production and delivery of Chilled Water, minus any cost of Consumables included in Chilled Water Make up Costs, Cooling Tower Make up Costs, or Chilled Water Cooling Tower Blow-down Costs

“Cost of Chilled Water Accessories” = the cost of any Accessories purchased by the Operator during the month for the production and delivery of Chilled Water

CW-2A

Chilled Water Station Service Costs

The monthly payment for chilled water station service costs incurred by the Operator for the production of delivery of Chilled Water during the month (“TSSC”), shall be calculated as follows:

TSSC = CW Fuel + ((EV O&M +D) * FCM) + CW.C

Where -

“CW Fuel” = the sum of the hourly calculations for chilled water fuel costs, as determined by the following formula:

                         n

CW Fuel =

*  (FCH * TFFCH)

                                  H=1

n = the number of hours in the month

H = any hour in a month

“FCH” =

the ratio of (A) megawatt hours of electricity provided to Chilled Water Assets as metered during hour H, divided by (B) Delivered Electricity during hour H

“TFFCH” =

total Facility fuel commodity costs for the hour, less any Steam Fuel Costs for the hour, determined in accordance with S-3

“FCM” =

the ratio of (A) megawatt hours of electricity provided to Chilled Water Assets as metered during the month, divided by (B) Delivered Electricity during the month

The University shall be individually responsible for a pro-rata allocation of all applicable penalties and other gas charges (as more particularly set forth below in connection with “C”) based upon the variance between its actual Chilled Water consumption to its applicable nomination of Chilled Water in accordance with Exhibit D.

CW.C =

monthly total of imbalance costs and penalties resulting from deviations from the scheduled nominations of Chilled Water to actual usage, where CW.C is the sum of:

C1 = Cash-outs

C2 = Daily gas imbalance charges

C3 = Gas interruption penalties

C4 = Daily gas sales costs

C5 = Electric uneconomic dispatch; resulting from deviations from the University’s scheduled Chilled Water nominations to actual usage

C6 = Electric provider, governing body, or regulatory body penalties (i.e. ATC, MISO)

D =

total monthly customer charge, the administrative charge, the telemarketing charge, plus firm transportation demand costs less the portion allocated to Steam as detailed on Schedule S-3, allocated based on FCM

Where -

EV O&M = Total Thermal Asset Variable Costs minus SV O&M (both as determined in accordance with Schedule S-2)

CW-2B

Chilled Water Make up Costs

The monthly payment for chilled water Make up costs (“CW.MC”)” will include all of the costs incurred by the Operator for the purchase of the water added to the chilled water system (as measured by the chilled water system Make up meter), plus the expenses to treat this water during the month. This monthly payment shall be determined in accordance with the following formula:

CW.MC = MW * (WCC + CW.WTC)

Where:

MW  =

metered water, expressed in gallons, which is the amount of water added to the chilled water system as measured by the chilled water system Make up meter

WCC =

the commodity cost of purchased water, expressed in $/gal

CW.WTC =  the cost of treating the water for Chilled Water production, expressed in  $/gal

CW-2C

Chilled Water Cooling Tower Make upCosts

The monthly payment for chilled water cooling tower Make up costs (“CW.CTMC”) will include all of the costs incurred by the Operator for water treatment expenses and the purchase of water required to fill the chilled water cooling towers (as measured by the chilled water cooling tower Make up meter) during the month.  This monthly payment shall be determined in accordance with the following formula:

CW.CTMC = CW.CTMW * (WCC + CW.CTC)

Where:

CW.CTMW  =  chilled water cooling tower metered water, expressed in gallons,                  which is the amount of any water used to fill the chilled water cooling tower during the month

“WCC” =  the commodity cost of purchased water, expressed in $/gal

“CW.CTC” = chilled water cooling tower chemicals means the incremental cost the chemicals used for treating the water in the chilled water cooling tower, expressed in $/gal

CW-2D

Chilled Water Cooling Tower Blow-down Costs

The monthly payment for chilled water cooling tower blow-down costs (“CW.CTBC”) shall include the sanitary sewer charges incurred by the Operator due to the operation of the chilled water cooling towers (as measured by the chilled water cooling tower blow-down meter).  This monthly payment shall be determined in accordance with the following:

CW.CTBC = CTB * SSC

Where:

CTB  =  chilled water cooling tower blow-down, expressed in 100’s of cubic feet of discharge, as measured on the chilled water cooling tower blow-down meter

SSC =

the costs associated with sanitary sewer disposal of chilled water cooling tower blow-down, including pre-treatment, if necessary, expressed in $/100 cubic feet of discharge

Exhibit D

Dispatch Protocol and Gas Supply Procedures

Gas Supply Planning

a) Recognition of Need for Non-binding Estimates.  Madison Gas and Electric Company (“MGE”), in its role as lessee of the electric generating facility within the West Campus Cogeneration Facility (the “WCCF”) and University recognize a need for MGE, in its role as the Operator of the WCCF (“Operator”) to conduct planning studies involving the estimated fuel usage and energy output of the WCCF.  All estimates of fuel usage and energy output provided for annual planning purposes are non-binding.  Any variance between an estimate provided under this section and actual fuel consumption or energy output shall not be taken into consideration for billing prorations.  However, all information provided shall be on a good faith, best-efforts basis.  As used in this Exhibit, the term “University” includes the Wisconsin Department of Administration, acting on behalf of the University.

b)  Roles of Operator and University. Operator shall be responsible for submission of all natural gas estimates required from the WCCF in accordance with the then applicable Madison Gas and Electric Company gas supply tariff (the “Gas Supply Tariff”) and as needed for electric planning.  Operator shall draft for University’s review and approval as to reasonableness, an estimated dispatch schedule, with hourly estimates of the University’s steam and chilled water requirements from the WCCF.  University shall cooperate with Operator in the preparation of such hourly estimates, including providing any available steam and chilled water forecast information and promptly making available University personnel, when needed.  Both Parties shall cooperate so that such hourly estimates can be drafted by Operator, and reviewed and approved as to reasonableness by the University no later than 15 business days before the applicable due date.  Operator shall use such estimates, along with its own electrical power requirement estimates, to prepare a natural gas estimate for the WCCF.

c)  WCCF Anticipated Need Obligations.  It is anticipated that MGE will be obligated to provide the following annual estimates:  i) in February of each year, for the time period of the following November through October, for gas supply planning; and ii) in February each year, for the time period of the following January through December, for MGE’s electric rate case filings.  To the extent Operator or the WCCF is required by a regulatory agency or governing body to provide similar information relative to the forecasted operation of the steam and chilled water production assets within the WCCF, University shall provide Operator with necessary steam and chilled water consumption estimates as needed to fulfill the WCCF’s obligations.

2)  Monthly Scheduling and Gas Procurement

a)  Gas Pricing Methodologies.  In accordance with the Gas Supply Tariff, it is envisioned three pricing structure methodologies will be available: first of month supply, fixed price supply, and daily priced supply.  University and MGE shall not be required to utilize the same pricing methodologies, however, gas costs will be billed to the WCCF as a whole and allocated to University and MGE.  Operator shall be responsible for accounting for all gas procured, scheduled, and consumed by the WCCF including the allocation of all costs to the University and MGE.

b)  Steam Fuel Cost Calculation.  The University’s steam fuel cost shall be calculated according to the steam fuel cost formula contained in Exhibit S-3.  Such costs shall only include those costs attributable to the steam dispatch schedule and actions of the University.  This formula shall contain components for the units of fuel consumed by commodity, fuel commodity unit pricing, imbalance costs and penalties, and other related charges including, but not limited to customer charge, transportation demand charges, and storage costs.

c)  Exercising Fixed Price Supply Option.  On any business day the University or MGE elects to exercise an option related to fixing all or a portion of their projected gas needs, consistent with availability and the Gas Supply Tariff, such notice and communication shall be provided to Operator.  University may work directly with MGE’s gas department to develop and discuss potential strategies.

d)  Monthly Use Estimates and Pricing Methodology Election.  Operator shall be responsible for submitting to MGE’s gas department a monthly estimate of the WCCF natural gas fuel consumption in accordance with the Gas Supply Tariff.  Two (2) Business Days prior to the tariff nomination date, University shall provide to Operator an estimate for the following month of its steam and chilled water projections with as much specific detail as the University can provide.  Such notification shall include notice as to what method, or combination of methods of gas pricing University requests for this time period.  Operator shall use this estimate, along with MGE’s estimate of power needs to develop the monthly projection of gas fuel consumption for the WCCF, itemized by product need (power, chilled water, and steam) and pricing methodology.  MGE and University recognize this is a monthly binding estimate to be used by MGE’s gas department to procure fuel for the WCCF.  MGE and University may have different pricing methodologies and prices.  Any fuel charges and/or credits resulting from a variance between the monthly forecast and actual fuel consumption, by commodity output and pricing methodology, shall be for the account of the party causing such variance.

3)  Daily Scheduling

a)  Operator Notification of Project Availability to University.  Operator shall notify University by 6:00 a.m. Central Prevailing Time (“CPT”) each day a daily gas nomination is required in accordance with the Gas Supply Tariff (hereinafter referred to as “Gas Business Day”) of any estimated availability constraints of the WCCF during each hour of the day commencing three hours after each notification deadline through the next business day.  These estimates shall not be binding upon Operator and Operator may subsequently revise its estimates.  Planned outages scheduling shall be communicated to University in accordance with the procedures set forth in Section 3.2 of the Operation and Maintenance Agreement.

b)  University submittal of schedule to Operator.  The University has two options: First, University may submit a schedule to Operator by 6:30 a.m. CPT each Gas Business Day for the amount of steam and/or chilled water desired from the WCCF and the requested method of natural gas procurement (identified in component “B” to the steam fuel cost formula contained in Schedule S-3).  This schedule shall specify, by hour, the amount of steam and chilled water to be delivered to the University starting at 0000 hours the following calendar day and continuing for all hours until 0900 of the second following Gas Business Day; Second, the University may submit to Operator (i) in the case of steam, a total steam nomination for the above period, in which event the University agrees that Operator may deem the University’s hourly steam dispatch schedule for such period to be a schedule consisting of consecutive hourly amounts all equal to the total steam nomination divided by all hours of the schedule period; and (ii) in the case of chilled water, a total chilled water nomination consisting of the designated number of chillers that the University wishes to run for the above period.  The intent is to cover the time period through the next Business Day for electric scheduling and Gas Day for gas scheduling.  For example:  a) assuming a week with no holidays, on Monday by 6:30 a.m. CPT an hourly schedule would be due from the University for 12:00 a.m. Tuesday through 9:00 a.m. Wednesday; b) assuming a Monday holiday, on the Friday preceding the holiday weekend by 6:30 a.m. CPT an hourly schedule would be due from the University for 12:00 a.m. Saturday through 9:00 a.m. Wednesday.  The University’s schedule may request the delivery of steam and/or chilled water in an amount up to the contract capacity from the WCCF subject to the project constraints and any limitations notified under section 3a.  Operator shall convert University’s steam and chilled water schedule to a natural gas schedule for nomination purposes.  If the University shall fail to submit a schedule designating the amount of steam and/or chilled water desired from the Project, the default amount designated shall be deemed to be zero. [Note: The Parties need to define the term “Project Constraints”.  Project Constraints shall included items such as ramp rates, minimum/maximum capacity, minimum shut down times, minimum run times, etc.  Project Constraints shall also include conditions of firm and non-firm steam and chilled water.]

c)  Allocation of Costs Resulting from Variance of Schedule.  The University shall be responsible only for a pro-rata allocation of all applicable penalties and other gas charges, as identified as component “C” in the formula in Schedules S-3 and CW-2A, based upon the variance between its actual consumption of Steam or Chilled Water, as the case may be, to its applicable nomination of Steam or Chilled Water.

d)  Operator’s Verification of University’s Schedule.  Operator shall be obligated to promptly accept a schedule for steam and/or chilled water from the University that is in accordance with the Project Constraints [needs to be defined] and availability.  In the event Operator determines University’s request does not comply with section 3.a) or 3.b) Operator shall notify University no later than 7:30 a.m. CPT stating the reason for such noncompliance.  Operator shall use best efforts to offer State a modified schedule that is within the Project Constraints.  Operator shall notify University no later than 7:30 a.m. CPT of acceptance of any non-firm requested schedule.

e)  Operator’s Submission of Gas Nomination to MGE Gas Supply Department.  Operator shall submit to Madison Gas and Electric Company’s gas supply department all necessary gas nomination in accordance with the Gas Supply Tariff (assumed to be due by 8:00 a.m. CPT).  Initial gas nominations shall be consistent with the schedules in section 3d.  Operator shall submit all gas nominations on a total WCCF basis in accordance with the Gas Supply Tariff.  All allocations of total gas costs billed to the WCCF shall be done within the scope of this O&M Agreement.

f)  Operator’s Submission of Schedule / Disclosure of Information to all Parties.  Operator shall submit to the University, by 8:30 a.m. CPT each Gas Business Day, the following:  (i) an hourly schedule of the amount of energy MGE is requesting from the WCCF, (ii) confirmation of the hourly schedule of the amount of steam and/or chilled water submitted by the University, (iii) gas nomination schedules for the WCCF, itemized by that attributable to the steam, chilled water, electric energy schedules, and pricing methodology.

The schedules provided in accordance with this section 3.f), once approved by MGE’s gas department as being available in accordance with the conditions of the Gas Supply Tariff, shall be considered the base schedules to which no penalties or other gas charges are allocated assuming actual operation remains within the established contract variance parameters.  If MGE’s and/or University’s actual operation deviates from this schedule causing the WCCF, as a whole, to incur penalties or other gas charges these costs shall be allocated pro-rata to each entity on a MMBTU variance basis.

In addition to the above allocation of penalties, an allocation of gas costs is necessary.  If 1) the monthly schedules by pricing type deviates from the actual use by pricing type, and 2) the deviation causes harm to the other party, a cashout process, similar to that described in the Gas Supply Tariff, will be implemented.  This process will cause the party who had a deviation to reimburse the non- deviating party for incremental costs incurred due to the deviation.  As an example, assume MGE fixes 300,000 Dth for July at a rate of $4.00 and University nominates 200,000 of monthly price gas, which is priced at $3.00 per Dth.  During the month, MGE only takes 250,000 Dth and University takes 200,000, the WCCF will be charged for the entire 300,000 at $4.00 and for only 150,000 at $3.00.  MGE will need to reimburse University for the pricing difference of $1.00 for the 50,000 Dth not taken by MGE.

In the event that WCCF experiences an interruption or curtailment from MGE gas utility, any interruptible gas available during a curtailment, will be allocated pro-rate based on nominated MMBtu for the day of interruption.  Firm gas will be based on the same allocation of any firm transportation demand charges.

g)  Operator's Submission of Any Schedules to Regulatory Agencies.  Operator shall submit all necessary schedules and changes to such schedules to the MGE gas department and/or any electric reliability operator, as applicable for the WCCF schedules.

h)  Parties’ Ability to Modify Schedule.  MGE and University may request changes to their hourly commodity schedules at any time provided MGE is able to revise its fuel nomination in accordance with the Gas Supply Tariff, they are within the WCCF Project Constraints and the requirements of any regulatory oversight body (such as MAIN or MISO, or their successors) as applicable.  The account of the entity requesting the change shall be allocated all additional out-of-pocket costs reasonably incurred by Operator to provide such revised schedule including, but not limited to the following:  (i) fuel price changes, (ii) fuel scheduling penalties, (iii) penalties under the American Transmission Company, LLC interconnection agreement, and (iv) redispatch costs of MGE’s electric utility system (These charges fall under component “C” of the steam fuel cost formula).  Operator shall be obligated to accept a request for a change to the Day Ahead Schedule except to the extent such schedule does not comply with the Project Constraints.  To the extent Operator determines that a request by the University does not comply with the Project Constraints, Operator shall notify University at the time of University’s request of the reason for such noncompliance and offer the University a modified schedule that fits the Project Constraints.  University shall then promptly notify Operator whether University accepts such modified scheduling.  Such schedule revision(s) shall be communicated to the other party and, for billing purposes, costs allocated in accordance with a chronological reconciliation.

i)  Scheduling Costs.  Operator shall absorb all internal costs associated with calculating and scheduling the WCCF.  Operator shall use best efforts to minimize the penalties of any schedule revision.  Operator shall provide a non-binding, best efforts estimate of anticipated penalties of a proposed schedule revision upon reasonable request.

4)  Buy-Out Provisions

As related to the following provisions, reference to the term Dispatch Benefit multiplier is in reference to component “DB” of parameter “B” of the steam fuel cost formula contained in Schedule S-3.

a)  Operator’s Ability to Offer Incentive for Seller to Schedule Additional Steam.   Operator may, at any time and at Operator’s sole discretion, make available to the University a Dispatch Benefit multiplier greater than the applicable percentage  for the calculation of steam costs from the WCCF.

b)  University’s Ability to Offer incentive for Operator to deliver Additional Steam. University may, at any time and at University’s sole discretion, offer to Operator a schedule for steam predicated upon a Dispatch Benefit multiplier greater than applicable percentage for the calculation of steam fuel costs from the WCCF.  Such schedule shall clearly state that it is being offered outside of the normal scheduling parameters and only becomes binding upon written confirmation from Operator as to both the schedule and Dispatch Benefit multiplier.  Operator shall be under no obligation to accept such offer.

c)  Operator’s Ability to Offer Incentive to University to Reduce Schedule for Steam.  For any time period upon which University has provided Operator a firm schedule for steam and/or chilled water, Operator may make on offer to buy-out the University from all, or a portion, of University’s schedule. University shall be under no obligation to accept such offer.  Acceptance of any such offer would result in a modification of University’s steam and/or chilled water schedule whereby the negotiated buy-out price would be credited to the account of University, and any penalties or gas imbalance charges (as contained in parameter “C” to the steam fuel cost formula of Schedule S-3) would be charged to the account of Operator.

5) General Terms and Conditions.  This Dispatch Protocol and Gas Supply Procedures are subject to the terms and conditions of the Gas Supply Tariff, which are incorporated into this Dispatch Protocol by reference.

Exhibit E

Insurance

Operator shall maintain, for the term of this Agreement, the following insurance coverages and minimum limits:

Worker’s Compensation Insurance.  Worker’s compensation insurance written in accordance with statutory limits or State issued self-insurance orders applicable to Operator.

Employer’s Liability Insurance. Employers liability insurance limits in an amount not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease, and $1,000,000 disease aggregate insuring all employees engaged in work on the Facility.

Commercial General Liability Insurance.  Commercial general liability insurance including products liability~~,~~ and completed operations coverages, with a per occurrence limit of not less than $1 million dollars, a personal/advertising injury limit of not less than $ 1 million dollars, a general aggregate limit of not less than $2 million dollars and a products-completed operations aggregate limit of not less than $2 million dollars.

Automobile Insurance.  Business Automobile insurance insuring all owned, non-owned, and hired vehicles with a per accident limit of not less than $1 million dollars.

Umbrella/Excess Coverage.  Commercial Umbrella insurance with limits not less than $25 million dollars per occurrence, $25 million dollars general aggregate and $25 million dollars products-completed operations aggregate.  Such coverage must include, as scheduled policies, the Employer’s Liability Insurance, Commercial General Liability Insurance and Automobile  Insurance described in this Exhibit.

Deductibles/Self-Insured Retention.  All deductibles/self-insured retained amounts shall be commercially reasonable, taking into account Good Utility Practice, Operator’s financial strength and conditions in the insurance marketplace.

Additional Insureds.  Operator shall name the University and the State as additional insureds on its policies or policy providing Commercial General Liability Insurance, Automobile Insurance, Employer’s Liability Insurance, and Umbrella/Excess Insurance coverage.